Exhibit 99.1

Contact Information:

Media Contacts:

Sard Verbinnen & Co	Bausch + Lomb
Jonathan Doorley / Meghan Gavigan	Adam Grossberg
212-687-8080	973-360-6439
jdoorley@sardverb.com	adam.grossberg@bausch.com

Investor Contacts:

Valeant Pharmaceuticals International, Inc.	Bausch + Lomb
Laurie W. Little	Alex Kelly
949-461-6002	908-303-5445
laurie.little@valeant.com	alex.kelly@bausch.com

VALEANT PHARMACEUTICALS INTERNATIONAL, INC. TO ACQUIRE

BAUSCH + LOMB FOR $8.7 BILLION

Will Establish Valeant as a Global Leader in Eye Health as Well as Dermatology

Expected to Achieve Annual Cost Savings of at Least $800 Million

Immediately Accretive to Valeant’s Cash EPS

Pro Forma for full year 2013, ~40% Accretive to Valeant’s Cash EPS

Laval, Quebec and Rochester, NY — May 27, 2013 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) and Bausch + Lomb Holdings Incorporated, the global eye health company, today announced that they have entered into a definitive agreement under which Valeant will acquire Bausch + Lomb for $8.7 billion in cash.

Bausch + Lomb is a leading global eye health company that operates in three segments: Pharmaceutical (including prescription brands, generics and over-the-counter (OTC)), Vision Care (contact lenses and solutions), and Surgical (intraocular lenses and surgical equipment). Bausch + Lomb has a broad portfolio of eye health products, including well-known prescription and OTC brands Besivance, Lotemax, Ocuvite and PreserVision; vision care brands Biotrue ONEday, PureVision, renu and Boston; and surgical brands enVista, Storz, Stellaris and VICTUS.

Under terms of the agreement, which was unanimously approved by the Board of Directors of both companies, Valeant will pay aggregate consideration of $8.7 billion in cash, of which approximately

$4.5 billion will go to an investor group led by Warburg Pincus and approximately $4.2 billion will be used to repay Bausch + Lomb’s outstanding debt. Valeant expects to achieve at least $800 million in annual cost savings by end of 2014. Bausch + Lomb’s expects to have revenues of approximately $3.3 billion and adjusted EBITDA in 2013 of approximately $720 million. The transaction is expected to be immediately accretive to Valeant’s cash earnings per share. Assuming the transaction occurred on January 1, 2013 and assuming the full realization of synergies, the acquisition would have been approximately 40% accretive to Valeant’s expected 2013 Cash EPS.

The transaction will be financed with debt and approximately $1.5 - $2.0 billion of new equity. Valeant has secured fully committed debt financing for the transaction from Goldman Sachs Bank USA. Taking into account the anticipated equity raise, Valeant’s debt to pro forma adjusted EBITDA ratio will be approximately 4.6 times.

Bausch + Lomb will retain its name and become a division of Valeant. Valeant’s existing ophthalmology businesses will be integrated into the Bausch + Lomb division, creating a global eye health platform with estimated pro forma 2013 net revenue of more than $3.5 billion. The acquisition positions Valeant to capitalize on growing eye health trends driven by an aging patient population, an increased rate of diabetes and demand from emerging markets. The combined business will also benefit from access to a strong product portfolio and a late stage pipeline of innovative, new products.

Valeant’s Chairman and Chief Executive Officer, J. Michael Pearson, said, “We are excited to announce the acquisition of Bausch + Lomb, which will transform Valeant into a global leader in eye health by significantly strengthening our capabilities in ophthalmic pharmaceuticals, contact lenses and lens care products, and ophthalmic surgical devices and instruments. Bausch + Lomb’s world-renowned brand, comprehensive portfolio of leading eye care products, and promising late stage pipeline are an ideal strategic fit for our current ophthalmology business and we are strongly committed to continuing to build a sustainable eye health business. With this transaction, Valeant will be a worldwide leader in both dermatology and eye health.”

Bausch + Lomb’s Chief Executive Officer, Brent Saunders, said, “Bausch + Lomb has undergone a profound transformation over the last few years. We introduced innovative new products for patients; built a robust pipeline; expanded into new markets; and strengthened our relationships with eye care professionals around the world. Valeant’s acquisition of our company is a testament to the tremendous value our talented employees have created over the past several years.” Saunders continued, “Our companies have a shared commitment to providing innovative and high quality products and exceptional service to customers. I am confident that under their stewardship, the Bausch + Lomb brand will continue to stand for excellence and innovation in eye health.”

Following the closing, Mr. Saunders will join Valeant in an advisory role to help ensure a seamless transition and integration and Fred Hassan, Chairman of Bausch + Lomb’s Board of Directors, will join Valeant’s Board of Directors. In addition, Dan Wechsler, Executive Vice President and President of Bausch + Lomb’s Global Pharmaceuticals, will join Valeant as Executive Vice President and Company Group Chairman, Ophthalmology and Eye Health. Bausch + Lomb’s Chief Medical Officer Calvin W. Roberts, M.D. will also join Valeant as its Chief Medical Officer, Ophthalmology and Eye Health. We also anticipate additional members of the senior management team to join Valeant.

The transaction, which is expected to close in the third quarter, is subject to customary closing conditions and regulatory approvals.

Skadden, Arps, Meagher & Flom LLP and Osler, Hoskin & Harcourt LLP served as Valeant’s legal counsel, and Bausch + Lomb was advised by Cleary Gottlieb Steen & Hamilton LLP. Goldman Sachs Lending Partners LLC and J. P. Morgan Securities LLC acted as financial advisors to Bausch + Lomb.

Conference Call and Webcast Information

Valeant will host a conference call and a live Internet webcast along with a slide presentation on Tuesday, May 28, 2013 at 8:00 a.m. ET (5:00 a.m. PT), to discuss the transaction. The dial-in number to participate on this call is (877) 876-8393, confirmation code 77049719. International callers should dial (973) 200-3961, confirmation code 77049719. A replay will be available approximately two hours following the conclusion of the conference call through June 28, 2013 and can be accessed by dialing (855) 859-2056, or (404) 537-3406, confirmation code 77049719. The live webcast of the conference call may be accessed through the investor relations section of Valeant’s corporate website at www.valeant.com.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

About Bausch + Lomb

Bausch + Lomb is a leading global eye health company that is solely focused on protecting, enhancing, and restoring people’s eyesight. Its core businesses include ophthalmic pharmaceuticals, contact lenses and lens care products, and ophthalmic surgical devices and instruments. It globally develops, manufactures and markets one of the most comprehensive product portfolios in the eye health industry, which are available in more than 100 countries. Founded in 1853, the company is headquartered in Rochester, NY, and employs more than 11,000 people worldwide.

Forward Looking Statements

This press release contains forward-looking statements regarding, among other things, the proposed business combination between Valeant and Bausch + Lomb, Valeant and Bausch + Lomb’s financial position, market position, product development and business strategy, expected cost synergies, expected timing and benefits of the transaction, as well as estimates of Valeant’s future expenses and future sales and earnings per share. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect Valeant or Bausch + Lomb’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect the proposed business combination of the companies and their future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in this press release. These factors include, but are not limited to: the risk that the acquisition will not close; the risk that Valeant’s business and/or

Bausch + Lomb’s business will be adversely impacted during the pendency of the acquisition; the risk that the operations of the two companies will not be integrated successfully; Valeant and Bausch + Lomb’s ability to successfully develop, commercialize and market new products; Valeant and Bausch + Lomb’s ability to obtain regulatory approval of any of their respective pipeline products; competition for the business of Valeant and Bausch + Lomb’s products; market acceptance of Valeant and Bausch + Lomb’s future products; government regulation of the companies’ industries; the outcome of any pending or future litigation or claims by third parties or the government; the risk of changes in governmental regulations; the impact of economic conditions; the impact of competition and pricing and other risks and uncertainties, including those (i) detailed from time to time in the Valeant’s periodic reports filed with the Securities and Exchange Commission (“SEC”) and the Canadian Securities Administrators (“CSA”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “RISK FACTORS” in their annual reports on Form 10-K for the year ended December 31, 2012, which have been filed with the SEC and the CSA and (ii) the risk factors detailed in Amendment No. 1 to the Form S-1 Registration Statement on WP Prism Inc. (the former name of Bausch + Lomb Holdings Incorporated), filed with the SEC on April 26, 2013, which has not been declared effective by the SEC. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the companies’ actual results to differ materially from expected and historical results. The companies assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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